Exhibit 4.45

Dated the 28 day of August 2018

SPI ENERGY CO., LTD

(as Seller)

and

LIGHTING CHARM LIMITED

(as Buyer)

SALE AND PURCHASE AGREEMENT for the sale and purchase of 100% of the issued share capital of SPI CHINA (HK) LIMITED

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THIS AGREEMENT is made on the 28 day of August 2018

BETWEEN

(1)	SPI Energy Co., Ltd, a company incorporated with limited liability in Cayman Island, whose registered office is situated at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Seller”);

AND

(2)	Lighting Charm Limited, a company incorporated with limited liability in British Virgin Islands, whose registered office is situated at 263 Main Street, Road Town, Tortola, British Virgin Islands (the “Buyer”).

WHEREAS:

(A)	As at the date of this Agreement, the Seller proposed to sell all the assets and liabilities related to its business in China (particulars of which are set out in Schedule 2) held by the Company to the Buyer. The Company is owned as to 100% by the Seller.

(B)	The Seller has agreed to sell, and the Buyer has agreed to purchase, the Sale Shares (as defined below) upon the terms and conditions set out in this Agreement.

(C)	Upon Completion, the Company will be owned as to 100% by the Buyer.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the Recitals and the Schedules), the following expressions shall, unless the context otherwise requires, have the following meanings:

“Agreement”	this sale and purchase agreement (including its Recitals and Schedules), as may be amended or supplemented from time to time;

“business day”	a day (other than Saturday) on which banks are open in Hong Kong for general banking business;

“Buyer Warranties”	the representations, warranties and undertakings made by the Buyer and contained in Clause 6 and Schedule 4;

“Company”	SPI China (HK) Limited, a company incorporated in the Hong Kong with limited liability, particulars of which are set out in Schedule 1;

“Completion”	completion of the sale and purchase of the Sale Shares pursuant to Clause 5;

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“Completion Date”	five (5) business days following the date on which all the Conditions Precedent are fulfilled or waived (as the case may be);

“Conditions Precedent”	the conditions precedent set out in Clause 4;

“Consideration”	has the meaning ascribed to it in Clause 3;

"Effective Date”	21 August 2018;

“Existing Encumbrances”	means the existing Encumbrances or security interest created over the assets of the Company owing and outstanding immediately prior to the Completion;

“Encumbrance”	any option, right to acquire, right of pre-emption, mortgage, charge, pledge, lien, hypothecation, title retention, right of set off, counterclaim, trust arrangement or other security or any equity or restriction;
“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;

“HKIAC”	Hong Kong International Arbitration Centre;

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;

“Inland Revenue Ordinance”	Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong);

“Long Stop Date”	31 January 2019 or such later date as may be agreed between the Seller and the Buyer;

“Management Accounts”	the unaudited management accounts of the Company comprising the income statement for such period up to the Management Accounts Date and the balance sheet as at the Management Accounts Date;

“Management Accounts Date”	June 30, 2018;

“NASDAQ”	The Nasdaq Stock Market;

“Option”	has the meaning ascribed to it in Clause 7.1;

“Option Shares”	has the meaning ascribed to it in Clause 7.1;

“Parties”	parties to this Agreement and a “Party” means any one of them;

“Sale Shares”	717,600,000 shares in the share capital of the Company, being 100% of its entire issued share capital as at the date of this Agreement;

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“Taxation”	all forms of tax, rate, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof;

“USA”	the United States of America;

“US$”	United States dollars, the lawful currency of the USA;

“Seller Warranties”	the representations, warranties and undertakings made by the Seller and contained in Clause 6 and Schedule 3;

“Warranties”	the Seller Warranties and the Buyer Warranties; and

“%”	per cent.

1.2	In this Agreement:

(a)	references to costs, charges, remuneration or expenses shall include any value added tax, turnover tax or similar tax charged in respect thereof;

(b)	references to any action, remedy or method of judicial proceedings for the enforcement of rights of creditors shall include, in respect of any jurisdiction other than Hong Kong, references to such action, remedy or method of judicial proceedings for the enforcement of rights of creditors available or appropriate in such jurisdiction as shall most nearly approximate thereto;

(c)	words denoting the singular number only shall include the plural number also and vice versa;

(d)	words denoting one gender only shall include the other genders and the neuter and vice versa;

(e)	words denoting persons only shall include firms and corporations and vice versa;

(f)	references to any provision of any statute shall be deemed also to refer to any modification or re-enactment thereof or any instrument, order or regulation made thereunder or under such modification or re-enactment; and

(g)	references to any document in the agreed form is to such document which has been initialed by the parties for identification.

1.3	Headings shall be ignored in construing this Agreement.

1.4	The Recital and the Schedules are part of this Agreement and shall have effect accordingly.

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2.	SALE AND PURCHASE OF SALE SHARES

Subject to the terms and conditions of this Agreement, the Seller, as legal and beneficial owner, shall sell the Sale Shares to the Buyer and the Buyer shall purchase the same from the Seller free from all Encumbrances and third party rights of any kind and together with all rights now or hereafter attaching thereto including the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

3.	CONSIDERATION

The consideration (the “Consideration”) for the Sale Shares to be paid by the Buyer to the Seller in cash is the greater of (i) US$1.00 or (ii) the fair market value of the business as determined by an independent appraisal firm.

4.	CONDITIONS PRECEDENT

4.1	Completion shall be conditional upon the fulfillment of the following Conditions Precedent:

(a)	all subsidiaries of the Seller related to its business outside China and set out in Schedule 3 being transferred out of the Company to the Seller prior to or upon Completion;

(b)	all Seller Warranties being true, accurate and not misleading at all material aspects at all times between the date hereof and the Completion Date (as though they had been made on such dates by reference to the facts and circumstances then subsisting);

(c)	an independent committee of the Board of Directors of the Seller having approved the transactions contemplated by this Agreement after receiving the fairness opinion described in Clause 4.1 (f);

(d)	save and except for the Existing Encumbrances, all loans or amounts due by the Company to its shareholder, director or any other third party creditors having been fully waived or settled, save for the liabilities incurred in the ordinary course of business after the date of this Agreement and before Completion;

(e)	the Parties having conducted the due diligence exercise (legal and financial) on the Company and the Buyer being satisfied with the results thereof;

(f)	a fairness valuation report prepared by an independent appraisal firm having determined that the price being paid for the Sale Shares (including the Option being issued) is fair from a financial point of view to the Seller;

(g)	NASDAQ having completed the review of this Agreement and having granted the approval for the listing of the Option Shares, if required under NASDAQ continued listing rules and regulations; and

(h)	all necessary consents, approvals, permits and/or authorisations in respect of the transactions contemplated under this Agreement having been obtained.

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4.2	All Conditions Precedent may be waived by the Parties by written consent.

4.3	Each Party undertakes to the other Party to use its best endeavours to ensure that the Conditions Precedent in Clause 4.1 are fulfilled as early as practicable and in any event not later than the Long Stop Date.

4.4	Each Party undertakes to provide all reasonable assistance to the other Party to fulfill the Conditions Precedent in Clause 4.1 in accordance with Clause 4.3.

4.5	If the Conditions Precedent have not been fulfilled or waived (as the case may be) on or before the Long Stop Date, this Agreement will lapse and become null and void and the Parties will be released from all obligations hereunder, save for liabilities for any antecedent breaches hereof.

5.	COMPLETION

5.1	Completion shall take place at Loeb & Loeb LLP, 21st Floor, CCB Tower, 3 Connaught Road Central, Hong Kong at 9 a.m. on the Completion Date (or at such other place, on such other time and/or day as the Parties may agree).

5.2	At Completion, the Seller shall:

(a)	deliver or cause to be delivered to the Buyer and/or its nominee:

(i)	evidence reasonably satisfactory to the Buyer that the Conditions Precedent in Clause 4.1 (which are applicable to the Seller) of this Agreement have been fulfilled;

(ii)	the instrument(s) of transfer and the bought and sold notes of the Sale Shares duly executed by the Seller as registered holder thereof in favour of the Buyer or its nominee together with the related share certificate(s);

(iii)	draft register of members of the Company reflecting the shareholding of the Company after Completion;

(iv)	(1)	all statutory records and minute books (which shall be duly written up to date as at Completion) and accounting records including an original copy of the memorandum and articles of association or other equivalent constitutional documents, certificate of incorporation and business registration certificates, business licence, governmental approval letters and certificates (if any), common seal, authorised chops, share certificate books and other statutory records of the Company;

(2)	all tax returns and assessments of the Company (if applicable) (receipted where the due dates for payment fell on or before the Completion Date);

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(3)	copies of all correspondence, if any, with its lawyers, accountants, tax or revenue departments, all other documents and correspondence, if any, relating to the business affairs of the Company; and all title deeds, evidence of ownership and documents relating to assets owned by the Company save and except the Existing Encumbrances;

provided that the above shall be deemed to have been delivered if they are located at the registered office or principal place of business of the Company;

(v)	resignation letter of the directors of the Company, in the form and substances reasonably satisfied by the Buyer;

(vi)	such other documents as may be reasonably required by the Buyer to, among other things, give good title to the Sale Shares free from all Encumbrances and third party rights of any kind and to enable the Buyer or its nominees to become the registered holder thereof; and

(vii)	a certified true copy of the resolutions of the directors of the Company approving the matters set out in Clause 5.2(b);

(b)	procure that the following businesses shall be approved in the directors’ resolution of the Company:

(i)	the directors of the Company shall approve the transfer of the Sale Shares and the Buyer or its nominee shall be duly registered as the holder of the Sale Shares in the register of members of the Company, subject to the memorandum and articles of association of the Company;

(ii)	the directors of the Company shall approve the resignation of the existing directors of the Company, prior to the Completion and the appointment of the directors nominated by the Buyer;

(iii)	the directors of the Company shall resolve that the share certificate(s) in respect of the Sale Shares be duly issued and delivered to the Buyer and/or its nominee; and

(iv)	the directors of the Company shall approve the directors to do all such acts and things and to sign any documents reasonably required to give effect to the transaction as contemplated under this Agreement;

5.3	At Completion, against compliance with the provisions of Clause 5.2, the Buyer shall deliver or cause to be delivered to the Seller:

(a)	a certified copy of the resolution(s) passed by the board of directors of the Buyer approving the execution and performance of this Agreement;

(b)	evidence reasonably satisfactory to the Seller that the Conditions Precedent in Clause 4.1 (which are applicable to the Buyer) of this Agreement have been fulfilled;

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(c)	the instrument(s) of transfer and the bought and sold notes of the Sale Shares duly executed by the Buyer or its nominee;

5.4	At Completion, the Buyer shall pay the Consideration.

6.	REPRESENTATIONS AND WARRANTIES

6.1	The Buyer hereby represents, warrants and undertakes to the Seller in the terms set out in this Clause 6 and Schedule 5 subject to the matters disclosed or provided in this Agreement.

6.2	The Seller hereby represents, warrants and undertakes to the Buyer in the terms set out in this Clause 6 and Schedule 4 subject to the matters disclosed or provided in this Agreement.

6.3	The Buyer shall be deemed to have given all the Buyer Warranties on the basis that such Buyer Warranties will at all times from the date of this Agreement up to and including the Completion Date be true, complete and accurate in all respects and such Buyer Warranties shall have effect as if given at Completion as well as the date of this Agreement.

6.4	The Seller shall be deemed to have given all the Seller Warranties on the basis that such Seller Warranties will at all times from the date of this Agreement up to and including the Completion Date be true, complete and accurate in all respects and such Seller Warranties shall have effect as if given at Completion as well as the date of this Agreement.

6.5	The Seller agrees and acknowledges that the Buyer is entering into this Agreement in reliance on the Seller Warranties.

6.6	The Buyer agrees and acknowledges that the Seller is entering into this Agreement in reliance on the Buyer Warranties.

6.7	None of the Warranties shall be limited or restricted by reference to or inference from the terms of any other Warranties or any other term of this Agreement.

6.8	If any Party fails to perform any of its obligations in any material respect (including its obligation at Completion) under this Agreement or breaches any of the terms or Warranties set out in this Agreement in any material respect prior to Completion, then without prejudice to all and any other rights and remedies available at any time to a non-defaulting Party (including but not limited to the right to damages for any loss suffered by that Party), any non-defaulting Party may by notice either require the defaulting Party to perform such obligations or, insofar as the same is practicable, remedy such breach or to the extent it relates to the failure of the defaulting Party to perform any of its obligations on or prior to Completion in any material respect, treat the defaulting Party as having repudiated this Agreement and rescind the same. The rights conferred upon the respective Parties by the provisions of this Clause 6 are additional to and do not prejudice any other rights the respective Parties may have. Failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights.

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6.9	The Seller undertakes to indemnify and keep fully indemnified the Buyer against, and hold the Buyer harmless immediately upon demand in respect of, any and all claims that the Buyer may suffer or face as a result of or in connection with (a) any inaccuracy of any of the Seller Warranties; or (b) any breach of the Seller Warranties by the Seller, provided that the maximum aggregate liability of the Seller in respect of all claims shall not exceed the amount of the Consideration.

7.	OPTION

7.1	The Seller shall upon Completion grant to the Buyer the right and option (the “Option”) to purchase from the Seller all or any part of an aggregate of 10,000,0000 ordinary shares (the “Option Shares”) with a par value of US$0.00001 per share issued from the Seller.

7.2	The Option is exercisable by the Buyer at any time on or prior to the date that is three (3) years after the Effective Date.

7.3	The Option exercise price shall be the average closing price of the ordinary shares in the Seller on NASDAQ during the sixty (60) consecutive trading days preceding the Effective Date.

8.	PRE-EMPTION RIGHT

8.1	The Seller and any of its subsidiaries shall be entitled to a pre-emption right to repurchase the Company at a price equal to the Consideration, on condition that:

(a)	the Seller plans to re-enter into the China market/ and/or conduct business in China; and

(b)	the Company demonstrates a turn from loss to profit within three years from the Effective Date.

8.2	In the event that the Seller exercises its rights pursuant to Section 8.1, the Buyer will enter into an agreement to not compete with the Company for a period of three years at the closing of such repurchase.

9.	FURTHER ASSURANCE

Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

10.	RESTRICTIONS ON COMMUNICATION AND ANNOUNCEMENTS

10.1	Each of the Parties undertakes to the other Party that it shall not at any time after the date of this Agreement divulge or communicate to any person other than to its professional advisers, or when required by law or any rule of any relevant regulatory body or stock exchange, or to its respective officers or employees whose province it is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the other which may be within or may come to its knowledge in connection with the transactions contemplated by this Agreement and it shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters. This restriction shall not apply to information or knowledge which is or which properly comes into the public domain, through no fault of any of the Parties or to information or knowledge which is already known to any of the Parties at the time of its receipt.

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10.2	Except as required by rule or law, each of the Parties undertakes that it shall not at any time (save as required by law or any rule of any relevant stock exchange or regulatory body) make any announcement in connection with this Agreement unless the other Party shall have given its consent to such announcement (which consent may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions). If any Party is required by law or any rule of any relevant stock exchange or regulatory body to make any announcement in connection with this Agreement, the other Party agrees to supply all relevant information relating to itself that is within its knowledge or in its possession as may be reasonably necessary or as may be required by any exchange and regulatory body to be included in the announcement.

11.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect in any jurisdiction, the legality, validity and enforceability in other jurisdictions or of the remaining provisions of this Agreement shall not be affected or impaired thereby.

12.	COSTS AND EXPENSES

Each Party shall bear its own costs of and incidental to the preparation, negotiation and settlement of this Agreement and the transactions contemplated hereunder (including, without limitation, legal fees and expenses, and capital fees or stamp duty (if any) relating to this Agreement).

13.	ASSIGNMENT

No Party shall assign any of its rights or obligations under this Agreement without the written consent of the other Party.

14.	CONTINUING EFFECT OF AGREEMENT

Any provision of this Agreement which is capable of being performed after Completion but which has not been performed at or before Completion shall remain in full force and effect notwithstanding Completion.

15.	GENERAL

15.1	This Agreement supersedes all and any previous agreements, arrangements or understanding between the Parties relating to the matters referred to in this Agreement and all such previous agreements, understanding or arrangements (if any) shall cease and determine with effect from the date hereof and neither Party shall have any claim in connection therewith.

15.2	This Agreement constitutes the entire agreement between the Parties with respect to its subject matter (no Party having relied on any representation or warranty made by the other Party which is not contained in this Agreement). No variation of this Agreement shall be effective unless made in writing and signed by all Parties.

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15.3	Time shall be of the essence of this Agreement but no failure by any Party to exercise, and no delay on its part in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or the exercise of any right or prejudice or affect any right against the other. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

15.4	No delay or failure by a Party to exercise or enforce (in whole or in part) any right provided by this Agreement or by law shall operate as a release or waiver, or in any way limit that Party’s ability to further exercise or enforce that, or any other, right. A waiver of any breach of any provision of this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the Party against whom that waiver is claimed. In the event of a default by either Party in the performance of its obligations under this Agreement, the non-defaulting Party shall have the right to obtain specific performance of the defaulting Party’s obligations. Such remedy shall be in addition to any other remedies provided under this Agreement or at law.

16.	NOTICES

16.1	Any notice, claim, demand, court process, document or other communication to be given under this Agreement (collectively “communication” in this Clause) shall be in writing in the English or Chinese language and may be served or given personally or sent to the e-mail address (if any) of the relevant Party and marked for the attention and/or copied to such other person as specified in Clause 16.4.

16.2	A change of address or e-mail address of the person to whom a communication is to be addressed or copied pursuant to this Agreement shall not be effective until seven (7) days after a written notice of change has been served in accordance with the provisions of this Clause 16 on the other Party with specific reference in such notice that such change is for the purposes of this Agreement.

16.3	All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

Means of despatch	Time of deemed receipt
Local mail or courier	24 hours
E-mail	on despatch
Air courier/Speedpost	3 days
Airmail	7 days

16.4	The initial addresses and e-mail addresses of the Parties for the service of communications, the person for whose attention such communications are to be marked and the person to whom a communication is to be copied are as follows:

If to the Seller:

Address:	Unit 15-16, 19/F, South Wuing, Delta House 3 On Yiu Street, Shatin, Shek Mun, NT, Hong Kong
Attention:	Hoong Khoeng Cheong

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If to the Buyer:

Address:	4677 Old Ironsides Drive, Suite 190 Santa Clara, CA 95054
Attention:	Tracy Zhoushan

16.5	A communication served in accordance with this Clause 14 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee’s address. In the case of communication by e-mail, such communication shall be deemed properly transmitted upon the receipt of the sent confirmation by the e-mail account of the sender.

16.6	Nothing in this Clause shall preclude the service of communication or the proof of such service by any mode permitted by law.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the execution on the counterparts were on a single copy of this Agreement.

18.	LAW AND JURISDICTION

18.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

18.2	All claims or disputes arising out of or in connection with this Agreement, including any dispute as to its existence, validity, termination, or enforceability thereof, and any dispute relating to any non-contractual obligations arising out of or in connection with it (for the purpose of this Clause, a “Dispute”) shall be notified in writing to the other Party. The notification must set out brief details of the nature of the Dispute. In case of a Dispute, the Parties shall use all their reasonable efforts to reach an amicable settlement within thirty (30) days following the above-mentioned notification. If the Parties fail to reach such an amicable settlement within the said thirty-day period, any Party to that Dispute may refer the dispute to arbitration administered by the HKIAC in accordance with the HKIAC Administered Arbitration Rules in force at that time. The seat of arbitration shall be in Hong Kong. The Parties to the arbitration shall jointly appoint a single arbitrator and the award rendered by that arbitrator shall be final and binding on them. If the Parties are unable to agree to the appointment of the arbitrator, then any Party to the Dispute may refer the matter to the HKIAC for nomination of an arbitrator for such purpose. Judgment upon the arbitration award may be rendered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

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IN WITNESS whereof this Agreement has been duly executed on the date first above written.

SELLER

SIGNED by Hoong Khoeng Cheong	)
for and on behalf of	)
SPI Energy Co., Ltd	)
in the presence of:	)

BUYER

SIGNED by Tracy Zhoushan	)
For and on behalf of	)
Lighting Charm Limited	)
in the presence of	)

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SCHEDULE 1
PARTICULARS OF THE SPI CHINA (HK) LTD.

1.	Company name	:	SPI China (HK) Ltd.
2.	Company number	:	1576998

3.	Date of incorporation	:	22 March 2011

4.	Place of incorporation	:	Hong Kong

5.	Address of registered office	:	Room 2703, 27th Floor, China Resources Building, No.26 Harbour Road, Wanchai, Hong Kong

6.	Issued share capital	:	HKD$717,600,000

7.	Shareholder (number of shares and shareholding %)	:	SPI Energy Co., Ltd. (717,600,000 shares – 100%)
8.	Directors	:	XIAHOU Min, PENG Xiaofeng, GUO Tairan

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SCHEDULE 2
PARTICULARS OF THE subsidiaries of the company

Name of Subsidiaries	Shareholder	Shareholding
Yes Solar (HK) Limited	SPI China (HK) Limited	100%
美桔电力（连云港）有限公司	Yes Solar (HK) Limited	100%
Solar Bao E-commerce (HK) Limited	SPI China (HK) Limited	100%
焱华网络科技有限公司	Solar Bao E-commerce (HK) Limited	100%
美太投资（苏州）有限公司	SPI China (HK) Limited	100%
美亮电力（苏州）有限公司	美太投资（苏州）有限公司	100%
新维电力销售（苏州）有限公司	美太投资（苏州）有限公司	100%
宁夏中科嘉业能源科技管理服务有限公司	美太投资（苏州）有限公司	100%
南通美桔电力工程有限公司	美太投资（苏州）有限公司	100%
绿能宝商业保理（苏州）有限公司	美太投资（苏州）有限公司	100%
美桔电力（苏州）有限公司	美太投资（苏州）有限公司	100%
新维智能电力（苏州）有限公司	美太投资（苏州）有限公司	100%
易卡充电科技（苏州）有限公司	美太投资（苏州）有限公司	100%
甘肃美太新能源科技有限公司	美太投资（苏州）有限公司	100%
东明县美亮光伏发电有限公司	美太投资（苏州）有限公司	100%
美橙电力（苏州）有限公司	美太投资（苏州）有限公司	100%
美桔新能源科技（苏州）有限公司	美太投资（苏州）有限公司	100%
共和县新特光伏发电有限责任公司	美太投资（苏州）有限公司	100%
苏州美捷宝机电设备有限公司	美太投资（苏州）有限公司	70%
美能新能源科技（常熟）有限公司	美太投资（苏州）有限公司	51%
北京叮叮宜维新能源科技发展有限公司	美太投资（苏州）有限公司	60%

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江苏绿能宝融资租赁有限公司	SPI China (HK) Limited	100%
绿能宝电子商务（苏州）有限公司	SPI China (HK) Limited	100%
美太投资（中国）有限公司	SPI China (HK) Limited	100%
新维太阳能电力工程（苏州）有限公司	SPI China (HK) Limited	100%
新维投资（苏州）有限公司	SPI China (HK) Limited	100%
B&J(HK) Trading Company Limited	SPI China (HK) Limited	100%
新维商业保理（苏州）有限公司	SPI China (HK) Limited	100%
上海美柚新能源科技有限公司	SPI China (HK) Limited	100%
新余新维新能源有限公司	上海美柚新能源科技有限公司	100%

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SCHEDULE 3
PARTICULARS OF THE SUBSIDIARIES OF THE COMPANY TO BE TRANSFERRED OUT OF THE COMPANY BEFORE OR UPON COMPLETION

Name of Subsidiaries	Shareholder	Shareholding
Solar Juice Pty Limited	SPI China(HK) Limited	80%
Solar Juice(HK) Limited	Solar Juice Pty Limited	100%
Solar Power Inc UK Service Limited	SPI China(HK) Limited	100%
Emotion Energy Solar One Limited	Solar Power Inc UK Service Limited	100%
Cairnhill Solarfield Limited	Solar Power Inc UK Service Limited	100%
SPI Renewable Energy (Luxembourg) Private Limited Company S.a.r.l.	SPI China(HK) Limited	100%
SPI Renewables Italy S.r.l.	SPI Renewable Energy (Luxembourg) Private Limited Company S.a.r.l.	100%
Sun Roof I S.r.l.	SPI Renewable Energy (Luxembourg) Private Limited Company S.a.r.l.	100%
Sun Roof II S.r.l.	SPI Renewable Energy (Luxembourg) Private Limited Company S.a.r.l.	80%
Sun Roof V S.r.l.	SPI Renewable Energy (Luxembourg) Private Limited Company S.a.r.l.	70%
Italsolar S.r.l.	SPI Renewable Energy (Luxembourg) Private Limited Company S.a.r.l.	100%
Green Energy Leasing (HK) Limited	SPI China(HK) Limited	100%
SPI Solar Japan G.K.	SPI China(HK) Limited	100%
Nishiura PV Station GK	SPI Solar Japan G.K.	100%
Yaita PV Station GK	SPI Solar Japan G.K.	100%
Sinsin Renewable Investment Limited (Malta)	SPI China(HK) Limited	75%

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Photovoltaica Parka Veroia 1 Malta Limited	Sinsin Renewable Investment Limited (Malta)	100%
Photovoltaica Parka Veroia 1 AE	Photovoltaica Parka Veroia 1 Malta Limited	100%
Veltimo Ltd(Cyprus)	Sinsin Renewable Investment Limited (Malta)	100%
Orion Energy SA	Veltimo Ltd(Cyprus)	100%
Astraios Energy SA	Veltimo Ltd(Cyprus)	100%
Jasper PV Makedonia SA	Sinsin Renewable Investment Limited (Malta)	100%

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SCHEDULE 4
SELLER WARRANTIES

1.	General

1.1	The contents of the Recitals of and Schedule 1 to this Agreement are true and accurate.

1.2	All information given by the Seller or its agents or professional advisers to the Buyer or its employees, agents or professional advisers relating to the business, activities, affairs, or assets or liabilities of the Company was, when given, and is now true, accurate and complete in all respects.

1.3	There are no material facts or circumstances, in relation to the assets, business or financial condition of the Company which have not been exhaustively, expressly and fairly disclosed in writing to the Buyer or its employees, agents or professional advisers, and which, if disclosed, might reasonably have been expected to affect the decision of the Buyer to enter into this Agreement.

1.4	The execution and performance of this Agreement will not conflict with or result in a breach of or be a reason for the termination or variation of any agreement or obligation to which the Company is now a party or any of the Company or its assets are or may be bound or affected or be in violation of any law, rule or regulation of any governmental, administrative or regulatory body or any order, injunction or decree of any judicial, administrative, regulatory or governmental body affecting the Company.

2.	Organisation, Authority and Power

2.1	The Company is a company duly incorporated and validly existing under the laws of the Hong Kong. All issued shares in the Company are duly authorised, validly issued and fully paid up and none of such shares (where applicable) has been issued in violation of the memorandum and articles of association of the Company or the terms of any agreement by which the Company or its shareholders were or are bound, if any.

2.2	The Seller has, on the date of this Agreement and on Completion, full and unfettered right, power and authority to enter into this Agreement and assume all of its obligations hereunder and no further actions or proceedings are necessary on its part in connection with the execution, delivery and performance by it of this Agreement.

2.3	This Agreement constitutes valid and legally binding obligations on the part of the Seller enforceable in accordance with its terms.

2.4	The Seller is the legal and beneficial owners of the Sale Shares and is entitled to sell and transfer the Sale Shares and pass the full legal and beneficial ownership thereof with all rights thereto to the Buyer or its nominee on the terms of this Agreement. The Sale Shares is issued and fully paid and is beneficially owned by the Seller free from all Encumbrances. The Sale Shares constitute the 100% of the issued share capital of the Company.

3.	Records and taxation

3.1	The Company has duly made up all requisite books of account (reflecting in accordance with generally accepted accounting principles for all the financial transactions of the Company), minutes books, registers and records in compliance with all applicable laws and regulatory requirements and these and all other deeds and documents (properly stamped where necessary) belonging to or which ought to be in its possession and its seal are in its possession.

3.2	All the accounts, books, ledgers, financial and other records of whatsoever kind, of the Company are in its possession, have been fully, properly and accurately kept and completed, do not contain any material inaccuracies or discrepancies of any kind and give and reflect a true and fair view of its trading transactions, and its financial, contractual and trading position.

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3.3	The Company has duly complied with its obligations to account to the relevant tax authorities and all other authorities for all amounts for which it is or may become accountable in respect of Taxation relating to its business.

3.4	All returns in connection with Taxation that should have been filed by the Company have been filed correctly and on a proper basis in accordance with all applicable laws and regulatory requirements and there are no facts known or which would on reasonable enquiry be known to the Company or the director which may give rise to any dispute or to any claim for any Taxation or the deprivation of any relief or advantage that might have been available.

3.5	The Company is not and does not expect to be involved in any dispute in relation to Taxation and no authority concerned has investigated or indicated that it intends to investigate into the tax affairs of the Company.

3.6	The Company has no liability in respect of Taxation (whether actual or contingent) nor any liability for interest, penalties or charges imposed in relation to any Taxation arising or deemed to arise in any accounting period ending on or before the Management Accounts Date that is not provided for in full in the Management Accounts, and in particular, has no outstanding liability for:

(i)	Taxation in any part of the world assessable or payable by reference to any profit, gain, income or distribution earned, received, paid, arising or deemed to arise on or at any time prior to the Management Accounts Date or in respect of any period ending on or before the Management Accounts Date; or

(ii)	purchase, value added, sales or other similar tax in any part of the world referable to transaction effected on or before the Management Accounts Date,

that is not provided for in the Management Accounts.

3.7	Since the Management Accounts Date up to and inclusive of the Completion Date:

(i)	the Company has not been involved in any transaction outside the ordinary course of business which has given or may give rise to a liability to Taxation on the Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit);

(ii)	no accounting period or year of assessment of the Company has ended;

(iii)	no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which should have been included in the provision for deferred Taxation contained in the Management Accounts if such a disposal or other event had been planned or predicted at the date on which the Management Accounts were drawn up;

(iv)	no payment has been made by the Company which will not be deductible for profits tax (or its equivalent) purposes either in computing the profits of the Company or in computing the profits tax chargeable on the Company;

(v)	no event has occurred with the result that the Company has or will become liable to pay or bear a liability in respect of Taxation directly or primarily charged against, or attributable to, another person, firm or company; and

(vi)	the Company has not paid or become liable to pay any penalty in connection with any Taxation or otherwise paid any Taxation after its due date for payment or become liable to pay any Taxation the due date for payment of which has passed or will become prospectively liable to pay any Taxation the due date for payment of which will fall within 30 days after the date of this Agreement.

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3.8	The Company has within the time limits prescribed by the relevant legislation duly paid all tax (including provisional tax), made all returns, given all notices, supplied all other information required to be supplied to the Inland Revenue Department and any other relevant governmental authority (including any governmental authority of a foreign jurisdiction) and all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on a proper basis and do not reveal any transactions which may be the subject of any dispute with the Inland Revenue Department or other relevant authorities and the Company is not and has not in the last six years been the subject of an Inland Revenue Department (or equivalent foreign tax authority) investigation or field audit or other dispute regarding tax or duty recoverable from the Company or regarding the availability of any relief from Taxation or duty to the Company.

3.9	The Company has duly submitted all claims and disclaimers which have been assumed to have been made for the purpose of the Management Accounts.

3.10	There are no material and/or unusual arrangements, agreements or undertakings, between the Company and the Inland Revenue Department, or any foreign tax authorities, regarding or affecting the Taxation treatment of the Company.

3.11	The Company has kept sufficient records in either English or Chinese:

(i)	of its income and expenditure to enable the assessable profits of its trade, profession or business to be readily ascertained in compliance with and for the period mentioned in Section 51C of the Inland Revenue Ordinance or other similar legislation;

(ii)	of the consideration, in money or money’s worth, payable or deemed to be payable to it, to its order or for its benefit in respect of the right of use of its land or buildings or land and buildings to enable the assessable value of its land or buildings or land and buildings to be readily ascertained in compliance with and for the period mentioned in Section 57D of the Inland Revenue Ordinance.

3.12	The Company has duly complied with all requirements to deduct or withhold Taxation from any payments it has made and has accounted in full to the appropriate authorities for all amounts so deducted or withheld.

4.	Corporate Status

4.1	The Company has all requisite corporate power and authority to own its assets and to carry on its business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification.

4.2	No events or omissions have occurred whereby the constitution, subsistence or corporate status of the Company has been or is likely to be adversely affected.

4.3	No order for the appointment of a liquidator has been made and as receiver has been appointed over the whole or any part of the assets of the Company.

4.4	No order has been made, or petition presented, or resolution passed for the winding up of the Company, nor has any distress, execution or other process been levied in respect of the Company which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company.

4.5	Save as contemplated under and this Agreement, as at the Completion Date, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or agreements or commitments of any character relating to the authorised and issued, unissued or treasury shares or equity interest of the Company and the Company has not issued any debt securities, other securities, rights or obligations which are convertible into or exchangeable for, or giving any person a right to subscribe for or acquire, capital or equity interest of the Company, and no such securities or obligations evidencing such rights are outstanding.

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4.6	The Company is duly incorporated, validly existing and in good standing under the laws of the Hong Kong and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business.

5.	Management Accounts

5.1	The Company has no liability for Taxation of any kind, which has not been provided for in the Management Accounts.

5.2	Due provision has been made in the Management Accounts for any capital commitment undertaken or authorised at the Management Accounts Date as may be appropriate and for any bad or doubtful debt due and payable to the Company in its own right.

5.3	The Company is not a member of any partnership or unincorporated company or association.

5.4	Since the Management Accounts Date up to and inclusive of Completion Date:

(i)	there has been no material adverse change in the financial position or business or prospects of the Company and the Company has entered into transactions and incurred liabilities only in the ordinary course of business;

(ii)	the Company has not declared, paid or made nor is proposing to declare, pay or make any dividend or other distribution;

(iii)	the business of the Company has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off and no unusual or abnormal contract has been entered into by the Company; and

(iv)	no asset of the Company has been acquired or disposed of on capital account, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and the Company has not disposed of or parted with possession of any of its property assets (including know how) or stock in trade or made any payments and no contract involving expenditure by it on capital account has been entered into by the Company and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on).

5.5	The Management Accounts have been properly complied by the directors of the Company on the basis which is consistent with the accounting policies consistently applied and are accurate in all respects and show a true and fair view of the state of affairs of the Company and of its results and profits for the financial period ending on the Management Accounts Date and:

(a)	depreciation of the fixed assets of the Company has been made at a rate sufficient to write down the value of such assets to nil not later than the end of their useful working lives;

(b)	the Management Accounts disclose and make full provision or reserve for all actual liabilities;

(c)	the Management Accounts disclose and make proper provision or reserve for or note all contingent liabilities, capital or burdensome commitments;

(d)	the bases and policies of accounting of the Company (including depreciation) adopted for the purpose of preparing the Management Accounts are the same as those adopted for the purpose of preparing the audited accounts of the Company for each of the preceding accounting periods since the date of incorporation;

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(e)	the profits and losses of the Company shown in the Management Accounts and for the preceding accounting periods have not in any material respect been affected by any unusual or exceptional item or by any other matter which has rendered such profits or losses unusually high or low; and

(f)	the accounts receivable shown in the Management Accounts have been collected or will in aggregate realise the nominal amount thereof less any reserve for bad and doubtful debts included in the Management Accounts and none of the amounts shown in the Management Accounts in respect of debtors is represented by debts which were then more than six (6) months overdue for payment and none of the same has been released or settled for an amount less than that shown in the Management Accounts. All such debts will be collectible in full within one hundred and eighty (180) days of the Completion Date subject to the Company using all reasonable endeavours to collect the same.

6.	Business, etc.

6.1	The Company has not given or permitted to be outstanding any powers of attorney or authority (expressed or implied) to any party to enter into any contracts, commitments or transactions (other than the usual authority conferred on its director in respect of the ordinary course of business) or pursuant to the banking facilities granted to the Company.

6.2	The Company has not entered into any contracts, commitments or transactions other than on an arms-length basis nor breached or defaulted under any contracts, commitments or transactions.

6.3	There are no existing circumstances which indicate that as a result of the consummation of this Agreement:

(i)	the existing level of business of the Company may be substantially reduced; and

(ii)	the Company will lose the benefit of any right or privilege which it enjoys.

6.4	Compliance with the terms of this Agreement does not and will not :

(i)	conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which the Company is a party, or any provision of the memorandum or articles of association or equivalent constitutive documents of the Company or any Encumbrance, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any asset of the Company is bound or subject;

(ii)	relieve any person from any obligation to the Company (whether contractual or otherwise), or enable any person to determine any obligation, or any right or benefit enjoyed by the Company, or to exercise any right, whether under an agreement with, or otherwise in respect of, the Company;

(iii)	result in the creation, imposition, crystallisation or enforcement of any Encumbrances whatsoever on any of the assets of the Company; or

(iv)	result in any present or future indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

6.5	The Company has, at all times, carried on its business and conducted its affairs in all respects in accordance with its memorandum and articles of association or equivalent constitutive documents for the time being in force and any other documents to which it is, or has been, a party.

6.6	The Company is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

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6.7	The Company is not a party to any undertaking or assurances given to any court or governmental agency, which is still in force.

6.8	The Company has conducted and is conducting its business in all respects in accordance with all applicable laws and regulations, whether of Hong Kong or elsewhere.

6.9	The Company is not in breach of any of the terms or conditions of any of the licences or consents.

6.10	The Company is not a party to any contract, transaction, arrangement or liability which:

(i)	is of an unusual or abnormal nature, or outside the ordinary and proper course of business; or

(ii)	cannot readily be fulfilled or performed by it on time without undue, or unusual, expenditure of money, effort or personnel.

6.11	No notice, demand or claim of default under any agreement, instrument or arrangement to which the Company is a party has been received by the Company and is outstanding against it and there is nothing whereby any such agreement, instrument or arrangement may be prematurely terminated or rescinded by any other party.

7.	Corporate Records and Procedures etc.

7.1	The copy of the memorandum and articles of association or the equivalent constitutive documents of the Company delivered to the Buyer is accurate, update and complete in all respects.

7.2	No alteration has been made to the memorandum or articles of association or the equivalent constitutive documents of the Company and no resolution of any kind of the shareholders of the Company has been passed (other than resolutions relating to the business at annual general meetings which was not special business) without disclosure in writing to the Buyer.

7.3	The Company has fully and punctually observed and complied with its obligations under the relevant companies legislations and the relevant statutes and all returns, particular resolutions and other documents (if any) required to be filed have been properly and punctually filed.

7.4	The register of members of the Company is and will at Completion be correct. There has been no notice of any proceedings to rectify the register, and there are no circumstances which might lead to any application for rectification of the register, nor will there be any such circumstances at or before Completion.

8.	Directors

Other than the directors set out in Schedule 1, the Company has no other director.

9.	Dispute, Claims and Litigation

9.1	Except for the litigation search results and their brief description as set out in Schedule 6 of this Agreement, the Company is not engaged in any litigation, administrative, mediation or arbitration proceedings, as plaintiff or defendant; there are no non-compliance, investigation, inquiry or enforcement proceedings pending or threatened, either by or against the Company; and no circumstances exist which are likely to give rise to any litigation, administrative, mediation or arbitration proceedings.

9.2	There is no dispute with any revenue, or other official, department or other regulatory authority in Hong Kong or elsewhere, in relation to the affairs of the Company, and the Company and the Seller is not aware of any facts which may give rise to any dispute.

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9.3	No order has been made, or petition presented, or resolution passed for the winding up of the Company; nor has any distress, execution or other process been levied in respect of the Company which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company.

9.4	The Company has conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction.

9.5	The Company has not committed any criminal act or material breach of contract or statutory duty or any tortious or other unlawful act.

9.6	No unsatisfied judgment is outstanding against the Company.

10.	Liabilities

10.1	The Company does not have, as at the Management Accounts Date, any material liabilities or financial commitment except as disclosed in the Management Accounts.

11.	Agents

11.1	There are in force no powers of attorney or any special authorities given by the Company other than those given in the ordinary course of business.

11.2	Other than in the ordinary course of business, the Company has not ever entered into an agreement under which any person has been given representative or agency rights or powers.

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SCHEDULE 5
BUYER WARRANTIES

1.	The Buyer has, on the date of this Agreement and on Completion, full and unfettered right, power and authority to enter into this Agreement and assume all of its obligations hereunder and no further actions or proceedings are necessary on its part in connection with the execution, delivery and performance by it of this Agreement.

2.	The Buyer is a company duly incorporated and validly existing under the laws of British Virgin Islands.

3.	This Agreement constitutes valid and legally binding obligations on the part of the Buyer enforceable in accordance with its terms.

4.	All information given by the Buyer or its agents or professional advisers to the Seller or his employees, agents or professional advisers was, when given, and is now true, accurate and complete in all respects.

5.	Subject to the fulfillment of the Conditions Precedent, all necessary consents, authorisations and approvals of and all necessary registrations and filings with any governmental or regulatory agency or body required in British Virgin Islands for or in connection with this Agreement and the performance of the terms thereof have been obtained or made or will have been obtained or made by Completion.

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SCHEDULE 6
LITIGATION SEARCH RESULTS

High Court – Court of First Instance – Civil Matters – Civil Action
action No.	Parties	Nature of claim
HCA28/2018	Plaintiff: Hover View Industrial Ltd 豪景實業有限公司 Defendant: SPI China (HK) Ltd. 美太中國(香港)有公司	As at 04/01/2018 –landlord and Tenant業主與租客

Labour Tribunal – Labour Tribunal Claim
Claim No.	Parties
LBTC643/2018	Plaintiff 原告人: Qi, Hong Bo Kevin 戚洪波 Defendant 被告人: SPI China (HK) Ltd. 美太中國(香港)有公司

Court: Malta Arbitration Centre
Arbitration Proceedings Ref. No.: I.5320/2018
Parties	Nature of claim
Claimants: 1. “SPI China (HK) Limited” 2. “SPI Energy Co., Ltd” Respondents: 1. “SINSIN EUROPE SOLAR ASSET LIMITED PARTNERSHIP” 2. “SINSIN SOLAR CAPITAL LIMITED PARTNERSHIP”	Claim for damages arising as a result of a breach of the Respondents’ contractual obligations in terms of the Share Sale and Purchase Agreement signed by and between the Respondents as vendors and the Claimants as purchasers on 6 September 2014 in relation to shares in “Sinsin Renewable Investment Limited”.

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